Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-259345) and Form S-8 (File No. 333-236362 and 333-255907) of OneWater Marine, Inc. (the “Company”) of our report dated April 28, 2021, except for the effects of the change in accounting principle as described in Note 2, Note 3, the Goodwill and Intangible Assets section of Note 4, and Note 7 to the consolidated financial statements as to which the date is February 17, 2022, relating to the consolidated financial statements of THMS Holdings, LLC as of and for the year ended December 31, 2020 filed with the Form 8-K/A report of the Company filed on February 18, 2022.

/s/ Baker Tilly US, LLP

Plano, TX
February 18, 2022